Exhibit 23.4

CONSENT

The undersigned hereby acknowledges and consents to the use by Yatra Online, Inc. (the “Company”) of its name and the independent market research relating to the business of the Company in a Registration Statement filed by the Company with the U.S. Securities and Exchange Commission and any amendment to the Registration Statement which may be distributed to the public from time to time.

PHOCUSWRIGHT INC.

By:	/s/ Pete Comeau
Name:	Pete Comeau
Title:	SVP, Sales